Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of January 1, 2015 (the “Effective Date”) between BirchBioMed, Inc., a corporation created and existing under the laws of the Province of British Columbia with an address at 2900-550 Burrard Street, Vancouver, British Columbia, V6C 0A3 (“Company”), and Elliott, Clark Communications Inc., a corporation created and existing under the laws of Ontario with an address at 130 Kingscross Drive, King City, Ontario, Canada L7B 1E6 (“Consultant”) (Company and Consultant are each a “Party” and collectively the “Parties”).

Whereas, Consultant is experienced in general business management.

Whereas, Consultant is a Consulting Company which provides consulting services with respect to business management, public relations, marketing, product launch, brand reputation and internal/external communications.

Whereas, Company desires to retain Consultant to provide general business management services and Consultant agrees to provide such services, in accordance with the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the premises, mutual covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Services. Consultant shall provide high level advisory and general business management services to the Company, including providing an individual to serve as Chief Marketing Officer and interim Chief Financial Officer of the Company (the “Services”). Consultant shall cease providing services as interim Chief Financial Officer immediately following the retention of a replacement Chief Financial Officer by the Company.

2. Appointment; Term. The Company hereby appoints Consultant and Consultant hereby accepts appointment as an independent consultant for the Company, subject to the terms and conditions of this Agreement. The term of this Agreement shall commence on the Effective Date and shall continue for five (5) years (the “Term”). This Agreement shall automatically renew for subsequent one (1) year terms unless terminated by either Party.

3. Independent Contractor. In the performance of the work, duties and obligations undertaken by Consultant under this Agreement, it is mutually understood and agreed that Consultant is at all times acting and performing as an independent contractor. Consultant agrees to provide the Services within the parameters established by Company, but Consultant will retain the right to determine the day-to-day methods by which the Services will be performed. In connection with the provision of Services, Consultant shall:

A. Provide the Services as an independent contractor and nothing herein shall be deemed to constitute or render the Parties as joint venturers, partners or employer and employee, and Company shall have no right or obligation with respect to Consultant except as set forth in this Agreement;

B. Be fully responsible for the payment of all federal income taxes and any other taxes or payment which may be due and owing by Consultant as the result of fees or amounts paid by Company under this agreement, and Consultant shall indemnify and hold Company harmless from any such payment which may be due and owing by Consultant; and

C. Provide for, secure, and/or be solely responsible for any and all required fees, permits, Workers’ Compensation coverage, unemployment insurance, disability insurance, Social Security contributions, income tax withholding and any other insurance or taxes, including but not limited to federal and state taxes, for any person performing the Services pursuant to this Agreement.

4. Use of the Company Facilities, Equipment. Consultant shall not have a dedicated workspace or equipment at the Company offices and shall not have set hours for the performance of the Services. The Company may authorize use of certain Company facilities and services, including, but not limited to, use of temporary office space and Company equipment related to authorized projects, as long as such use does not interfere with the day-to-day operations of the Company.

5. Ownership of Work Product. All work product developed by Consultant, in whole or in part, either alone or jointly with others, during the Term and any subsequent renewal term, which may relate in any manner to the actual or anticipated business, work, research or development of the Company, or which result, to any extent, from the Services performed by Consultant for the Company, or use of the Company’s Confidential Information (as defined below), will be the sole property of the Company.

6. Compensation. Consultant shall be paid $150,000.00 USD per annum for its Services, to be paid in the following manner:

Fees payable on a monthly basis by the Company into an account nominated by the Consultant in writing within 30 days’ or receipt of an invoice issued at the end of each month by the Consultant.

7. Termination. This Agreement shall automatically renew unless terminated by either Party. This Agreement may be terminated upon mutual written consent of the Consultant and Company. Consultant may terminate this Agreement (a) upon six (6) months’ prior written notice to the Company or (b) immediately if Consultant’s agent is subject to materially diminished duties or responsibilities provided that should a replacement Chief Financial Officer be retained by the Company such replacement shall not constitute diminished duties or responsibilities. The Company may terminate this Agreement without prior notice and without further obligation for reasons of just cause (e.g., fraud, theft, conviction of a felony, improper or dishonest action or significant acts of misconduct), on the part of Consultant of any of Consultant’s agents providing services to the Company.

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If this Agreement is terminated pursuant to Section 7(b), the Consultant shall be immediately entitled to receive from the Company $150,000 plus an amount equal to the severance pay that would have been received in accordance with the Company’s severance package had Consultant been an employee. After the initial term of this Agreement, Consultant shall also be eligible for an additional $12,500 for each year this Agreement is in place.

8. Notices. All notices and other communications required hereunder must be in writing and shall be deemed to have been duly given only when personally delivered or deposited in the Canada Post mail, postage prepaid for first class delivery, as follows:

If to the Company:

BirchBioMed, Inc.

2900-550 Burrard Street

Vancouver, British Columbia V6C 0A3

Attn: Susan Elliott

If to Consultant:

Name:	Elliott, Clark Communications Inc.
Address:	130 Kingscross Drive

King City, Ontario

Canada L7B 1E6

or to such other addresses as either party hereto shall furnish to the other by notice given in accordance with this section. Unless otherwise specified herein, such notices or other communications shall be deemed received (i) the date delivered, if delivered personally, and (ii) five (5) days after being sent, if sent via first class mail.

9. Confidentiality; Non-competition.

A. Consultant shall keep secret and retain the confidential nature of all Confidential Information (as defined herein) belonging to the Company and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request. Consultant shall not at any time, whether before or after the termination of this Agreement, use, copy, disclose or make available any Confidential Information (as defined herein) to any corporation, governmental body, individual, partnership, trust or other entity (a “Person”); except that Consultant may use, copy or disclose to any Person any Confidential Information (as defined herein) (i) to the extent required in the performance of the Services, (ii) to the extent it becomes publicly available through no fault of Consultant, and (iii) to the extent Consultant is required to do so pursuant to applicable law or court order.

B. For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the affairs and operations of the Company that is not generally available to the public and that the Company desires to keep confidential, including, but not limited to, trade secrets, inventions, financial information, information as to customers, clients or patients, and suppliers, sales and marketing information, and all documents and other tangible items relating to or containing any such information. Consultant acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

C. All Confidential Information disclosed or made available by the Company to Consultant shall at all times remain the personal property of the Company and all documents, lists, plans, proposals, records, electronic media or devices and other tangible items supplied to Consultant that constitute or contain Confidential Information shall, together with all copies thereof, and all other property of the Company, be returned to the Company immediately upon termination of this Agreement for whatever reason or sooner upon demand.

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D. Consultant acknowledges that a breach of the provisions of this Section 8 shall cause irreparable harm to the Company for which it will have no adequate remedy at law. Consultant agrees that the Company may, in its sole discretion, obtain from a court of competent jurisdiction an injunction, restraining order or other equitable relief in favor of itself restraining Consultant from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed a waiver of any right to assert any other remedy which the Company may have in law or in equity.

E. At all times prior to the end of the Term or any subsequent renewal term, Consultant shall not engage, whether directly or indirectly, anywhere in the Province of British Columbia, in the performance of consulting services substantially similar to the Services to any entity competitive with the Company (“Restricted Activities”), provided that the foregoing shall not restrict Consultant from engaging in any Restricted Activities which the Company directs Consultant to undertake or which the Company otherwise expressly authorizes. Additionally, during the Term, Consultant shall not induce or solicit Company’s employees, agents, consultants, contractors, clients, and customers away for the Company on its behalf or on behalf of any other company or person. Consultant agrees that this Section 8, the scope of the territory covered, the actions restricted thereby, and the duration of such covenant are reasonable and necessary to protect the legitimate business interests of the Company.

F. The confidentiality, non-competition and non-solicit obligations set forth herein shall survive for a period of twelve (12) months after the termination or expiration of this Agreement.

10. Indemnification. Consultant shall indemnify, defend (with counsel chosen by the Company), and hold harmless the Company from and against any and all claims, losses, damages, liabilities, actions, costs and expenses, including, but not limited to, reasonable legal fees and expenses, paid or incurred by the Company and arising directly and indirectly out of: (i) any breach of this Agreement by the Consultant, (ii) any breach by Consultant of written policies or standards for the Company or (iii) any other act or omission of Consultant.

11. Miscellaneous.

A. Governing Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the province of Ontario and the federal laws of Canada applicable therein, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, Consultant and the Company hereto specifically consent and agree that the venue of any such action shall be in the courts of the Province of British Columbia located in Vancouver and each of Consultant and the Company hereby waive any claim that such venue is an inconvenient forum for the resolution of such proceeding.

B. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto and supersedes any prior agreement or understanding, whether oral or written, between the Parties hereto with respect to the subject matter hereof. This Agreement may not be terminated, modified or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by the Parties hereto.

C. Assignment. This Agreement may not be assigned by either Party without the prior written consent of a duly authorized officer of the other Party. The merger or consolidation of a Party, or the sale of all or substantially all of the assets or shares of a Party hereto, shall not be deemed an assignment of this Agreement.

D. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or email, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

E. Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

[Signature page follows.]

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In Witness Whereof, the Parties have entered into this Consulting Agreement as of the Effective Date set forth above.

BirchBioMed, Inc.

By:	/s/ Ryan Hartwell
Name:	Ryan Hartwell
Title:	Director

Elliott, Clark Communications Inc.

/s/ Susan Elliott
Name:	Susan Elliott